CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia ETF Trust II of our reports dated May 26, 2026, relating to the financial statements and financial highlights of the funds indicated in Appendix A, which appear in Columbia ETF Trust II’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2026. We also consent to the references to us under the headings “Financial Highlights”, “Primary Service Provider Contracts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Minneapolis, Minnesota July 23, 2026

Appendix A

Fund Name

Columbia Research Enhanced Emerging Economies ETF

Columbia India Consumer ETF*

Columbia EM Core ex-China ETF

*	Consolidated statement of changes in net assets and consolidated financial highlights